Exhibit 99.1

NEWS
5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Wednesday, September 13, 2006	TRADED: NASDAQ GS

Tech Data Corporation Names IT Sales and Marketing Veteran

Robert M. Dutkowsky to Serve as Chief Executive Officer

CLEARWATER, FL. — Tech Data Corporation, a leading distributor of IT products, today announced the appointment of Robert M. Dutkowsky to chief executive officer and member of the Board, effective October 2nd. In January, Tech Data announced its plans to expand the senior management team by splitting the roles of chairman and chief executive officer. A search committee formed by Tech Data’s Board of Directors performed an extensive review of a number of highly qualified candidates before selecting Dutkowsky to succeed Steven A. Raymund as chief executive officer. Raymund, who has led Tech Data since 1986, will continue to support the company and provide industry knowledge as he continues in his role as non-executive chairman of the board.

Dutkowsky, 51, comes to Tech Data from Egenera, Inc., a leader in utility computing, where he served as chairman, president and chief executive officer since February 2004 and led the company’s expansion efforts into new technology arenas and geographic markets. Dutkowsky’s extensive career in the information technology industry began in 1977 at IBM where he quickly rose through the ranks serving in a multitude of sales, marketing and executive management positions including vice president, distribution IBM Asia/Pacific and vice president, worldwide sales and marketing for the RS/6000 line. During his 20-year IBM tenure, Dutkowsky held an assignment working directly for former IBM chief executive officer Lou Gerstner.

In 1997, Dutkowsky joined EMC Corporation to serve as executive vice president, markets and channels; he was later promoted to president of the Data General division at EMC. During his tenure at EMC, Dutkowsky helped to grow revenues from $2 billion to nearly $9 billion. In 2000, he was appointed chairman, president and chief executive officer of GenRad, Inc. and guided the publicly traded company through its merger with Teradyne. In January 2002, Dutkowsky was named president and chief executive officer of J.D. Edwards & Co. Inc., and chairman in March of that same year. He left J.D. Edwards in 2004 at the conclusion of the company’s integration with PeopleSoft. Dutkowsky earned a bachelor’s of science degree in labor and industrial relations from Cornell University.

“Bob possesses a highly successful track record in driving sales growth and leading companies through periods of change and development. His sales expertise, business acumen and leadership ability in the areas of distribution and product development are an enormous addition to our company,” commented Raymund. “I am very pleased that Bob is joining Tech Data, and in speaking on behalf of our entire organization, we look forward to his contributions as we work to grow our company and deliver improved returns to our shareholders.”

Dutkowsky commented, “I am excited to be a part of an extremely dynamic and successful organization. Steve and the talented management at Tech Data have built an industry leading IT distribution company with an extensive global reach, an exceptional team of employees and highly focused operating fundamentals. I look forward to working with the entire team at Tech Data, the customers and business partners, as we further Tech Data’s position as an industry leader worldwide.”

Tech Data Corporation Wednesday, September 13, 2006	Page 2 of 2

About Tech Data

Founded in 1974, Tech Data Corporation (NASDAQ GS: TECD) is a leading distributor of IT products, with more than 90,000 customers in over 100 countries. The company’s business model enables technology solution providers, manufacturers and publishers to cost-effectively sell to and support end users ranging from small-to-midsize businesses (SMB) to large enterprises. Ranked 107th on the FORTUNE 500®, Tech Data generated $20.5 billion in net sales for its fiscal year ended January 31, 2006. For more information, visit www.techdata.com.

INVESTOR CONTACTS:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jeff.howells@techdata.com)

Charles V. Dannewitz, Senior Vice President, Tax and Treasurer

727-532-8028 (chuck.dannewitz@techdata.com)

MEDIA CONTACT:

Jarred LeFebvre, Communications Specialist

727-539-7429, ext. 86261 (jarred.lefebvre@techdata.com)